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                                          EXHIBIT 99(C)



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                       SALEM COMMUNITY BANCORP, INC.
                         AN ILLINOIS CORPORATION

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                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON ------------, 1995

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     The Special Meeting of Shareholders (the "Special Meeting") of Salem
Community Bancorp, Inc. ("Salem") will be held on ------------, 1995, at
- ------------, local time, at the offices of Community State Bank, 401 West Main Street, Salem, Illinois 62881, for the purpose of considering and voting upon a proposal to approve and adopt the Agreement and Plan of Merger dated September 1, 1994, as amended on September 28, 1994 and December 2, 1994, attached as Appendix A to the accompanying Proxy Statement/Prospectus, providing for the merger of Salem with and into Boatmen's-Illinois, Inc., a Missouri corporation and wholly-owned subsidiary of Boatmen's Bancshares, Inc.

     Only the holders of common stock of Salem of record at the close of business on ------------, 199--, are entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof.

     EACH SHAREHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING. The prompt return of your signed proxy will help assure a quorum and aid Salem in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the Special Meeting.

                                 By Order of the Board of Directors



                                 Secretary

Salem, Illinois

- ------------, 1995

SALEM SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FOR
SUBMITTING SUCH CERTIFICATES.